Exhibit 99.1

Mitesco, Inc. Names Tom Brodmerkel Chairman

of the Board of Directors

MINNEAPOLIS, MN – May 13, 2021 -- Mitesco, Inc. (OTCQB: MITI) (“Mitesco” or the “Company”), a leading operator of wellness clinics that combines technology and customized personal care plans, has announced it has elected Mr. Tom Brodmerkel to the position of Chairman of the Board of Directors. The move signals a shift from early development into expansion, as the Company seeks to increase the rollout of its new units in The Good ClinicTM subsidiary and allocate resources to growth opportunities. Mr. Ronald Riewold has asked to retire from his Board position but will continue as an advisor.

Mr. Larry Diamond, CEO, discussed the move, saying, “I want to thank Ron Riewold for his leadership and contributions since joining the Board in 2018. His contributions have positively impacted our direction, staffing and strategy. While he has asked to retire from his Board position, he will remain as an advisor to the Company with a specific focus on potential acquisitions, which we believe will allow us to increase the number of targets we can evaluate.”

Mr. Brodmerkel, age 63, joined the Company as a member of the Board of Directors in 2019 and has had a long career in healthcare services and technologies including as Chief Operating Officer at United Healthcare’s Medicare programs, President of Medicare programs of Coventry Health Care and EVP & Chief Strategy Officer of Matrix Medical Network. In addition to his position as Chairman of the Board of the Company, he is CEO and Executive Chairman of Wave Health Technologies, whose AI-based technology is used to analyze medical records. Tom is Vice Chairman of the Board of Directors for CareSource Corporation, a not-for-profit $10B health plan primarily focused on serving the Medicaid population, and he sits on the Board of Xact Technologies, whose technology is used to assist in better prescribing activities for optimal medical treatment. Lastly, he is a member of the Board of Trustees for the United States Naval Academy.

Commenting on his appointment, Mr. Brodmerkel said, “I believe the Company’s strategy is well timed, and that the market can support an increased level of expansion. The current healthcare model is oriented toward transactions for sick patients which is expensive and produces less than desirable outcomes. We believe our focus on primary care through focused prevention, monitoring progress, patient activation and whole person wellness is a tremendous opportunity to improve the health care experience.”

Mr. Diamond added, “I have known Tom Brodmerkel for 21 years and we have worked together closely on other projects previously. He is driven as an individual and he believes he can inject his passion and energy into Mitesco on a daily basis. While we have a starting point for The Good Clinic, and an achievable rollout plan, we believe the market could support even greater expansion, and Tom’s leadership should allow us to accelerate that aspect of our plans.

Our Operations and Subsidiaries: The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC (www.thegoodclinic.com) is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic plans to build out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and plans to expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at The Good Clinic™ includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly owned, Dublin, Ireland-based entity for its future European operations.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than the statement of historical fact contained in this press release are forward-looking statements. In some case, forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate, "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology and include statements regarding plans to expand The Good Clinic concept of care to additional locations and uplisting, plans for expansion and up listing, the expected contribution of Mr. Keller, Mitesco and its operating companies, The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD, being well positioned to deliver on their mission of improving healthcare, and working to improve quality, lower cost, and increase convenience for patients around the world.. These forward-looking statements are based on expectations and assumptions as of the date of the press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand The Good Clinic concept of care to additional locations as planned, the expected contribution of Mr. Keller, our ability to deliver on our mission of improving healthcare for patients around the world, and the other factors discussed in Mitesco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations Contacts:

Brian M. Prenoveau, CFA or Brooks Hamilton

MZ Group – MZ North America

561-489-5315
MITI@mzgroup.us